OPTION AGREEMENT

between

THE UNIVERSITY COURT OF

THE UNIVERSITY OF ABERDEEN

and

SIGHT SCIENCE LIMITED

MBM COMMERCIAL LLP

5th Floor, 125 Princes Street, Edinburgh, EH2 4AD

DX ED403 EDINBURGH

TELEPHONE 0131 226 8200

FACSIMILE 0131-225 9212

Ref:VYC/0001/0001

Copyright © 2011, MBM COMMERCIAL LLP.

All rights reserved.

OPTION AGREEMENT

BETWEEN

(1)

THE UNIVERSITY COURT OF THE UNIVERSITY OF ABERDEEN, a charity formed under the laws of Scotland, registered number SC013683 whose registered address is at the University Office, King’s College, Regent Walk, Aberdeen, AB24 3FX, a registered Scottish charity in terms of Section 13(2) of the Charities and Trustee Investment (Scotland) Act 2005, Charity Number SC013683, Charity Name “University of Aberdeen” (the “University”);

(2)

SIGHT SCIENCE LIMITED, a company incorporated and registered in Scotland with company number SC311950 whose registered office is at William Guild Building, Kings College, University of Aberdeen, Regent Walk, Aberdeen, AB24 3FX (“Sight Science”).

WHEREAS

(A)

The University has entered into the Patent Agreement (as defined below) with Sight Science under which the University has assigned its title and interests in and to certain Patent Rights (as defined in the Patent Agreement) to Sight Science.

(B)

In connection to the aforementioned assignation and in support thereof, the University has agreed to grant to Sight Science the exclusive option of acquiring from them intellectual property rights arising at the University that relate to assessment and/or rehabilitation of visual field defects caused by neurological disorders (including, for example, brain injury, stroke or TBI) through computer-based training and assessment programmes and Sight Science is willing to accept such exclusive option, all on the terms and subject to the conditions hereof.

IT IS HEREBY AGREED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Option Agreement, the following words and expressions shall bear the meanings respectively set opposite them:

“Assignee”	means Sight Science or any other company nominated by Sight Science;
“Assignor”	means the University;
“Business Area”

means research or commercialisation opportunities which relate to assessment and/or rehabilitation of visual field defects caused by neurological disorders (including, for example, brain injury, stroke or TBI) through computer-based training and assessment programmes;

“Business Day”	means a day other than a Saturday, Sunday or public holiday in Scotland where the banks in London are open for business;
“Developments”	means any product, processes, technique, training activity or technology which are created and/or developed within the Business Area or is an Improvement after the date hereof;
“Effective Date”	means the date upon which any assignation takes place under the terms of the Further Assignation Agreement;
“Further Assignation Agreement”	means the form of assignation attached as the Schedule;
“Improvement”	means any enhancement or improvement to the subject matter of the Patent Agreement;
“Intellectual Property Rights”

means in relation to any Developments, all patents, utility rights, petty patents, registered designs, registered trade marks and applications and the right to apply for any of the foregoing and, in respect of any and each patent, the right to any division or divisional, continuations, continuations in part, extensions, reissues, re-examined patents and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing, copyright, design rights, topography rights, database rights, brands, trade marks, rights in the nature of copyright, know-how, rights in proprietary and confidential information, rights in inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world;

“Option”

means the exclusive option to purchase the Intellectual Property Rights in and to a Development for the Purchase Price on the terms contained within this agreement and the Further Assignation Agreement;

“Patent Agreement”	means the patent agreement between the University and Sight Science dated on or around the date of this Agreement;
“Purchase Price”	means the price payable by Sight Science to the University to acquire the Intellectual Property Rights in and to a Development on the terms of the Further Assignation

Agreement as determined in accordance with Clause 3; and
"Secondment Agreement"	means the secondment agreement between the University and Novavision, Inc related to the priovision of the services of Professor Sahraie to Novavision, Inc;

1.2

In this Agreement unless otherwise expressly stated:

(a)

references to Clauses or the Schedule are to the clauses of and the schedule to this Option Agreement;

(b)

references to a Party or the Parties are to a party or the parties to this Option Agreement;

(c)

Clause headings do not affect the interpretation of this Option Agreement;

(d)

words in the singular include the plural and in the plural include the singular;

(e)

a reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it; and

(f)

the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative only and shall not limit the sense of the words, definition, phrase or term immediately preceding them.

2.

GRANT OF OPTION OVER DEVELOPMENTS

2.1

The University hereby irrevocably grants to Sight Science the Option.

2.2

The University undertakes to notify Sight Science as soon as reasonably practicable upon becoming aware of any Developments created by Professor Sahraie or his laboratory or elsewhere within the University during the period of five years from the date hereof; such notification to include sufficient detail for Sight Science to evaluate the Development and make an informed decision of whether to exercise an Option in respect of such Development.

2.3

Except to the extent required under Clause 2.2, the University shall refrain from disclosing, and shall take reasonable steps to procure that any third parties refrain from disclosing, or placing in the public domain any Developments, or part thereof, that have or are reasonably likely to have on creation the necessary qualities to be protected by the laws of confidence unless and until the earlier of:

(a)

Sight Science consents in writing to such disclosure; and/or

(b)

an application to acquire patent protection for such Developments, or part thereof, has been competently and fully filed;

(c)

Sight Science ceases to have an Option in respect of such Development.

2.4

Following receipt by Sight Science of notification of any Development from the University under Clause 2.2, Sight Science may exercise the Option by giving notice in writing to that effect to the University within sixty (60) days of such receipt and thereafter Sight Science and the University will:

(a)

determine the Purchase Price payable by Sight Science for such Development in accordance with Clause 3; and

(b)

subject to Sight Science and the University reaching agreement on the Purchase Price in pursuance of Clause 3, the University shall promptly execute a Further Assignation Agreement, revised to incorporate the agreed Purchase Price, and the details of the Development covered by it, in duplicate and deliver both executed originals to Sight Science and Sight Science shall countersign both originals, and return one fully-signed original to the University.

2.5

The Assignor’s obligations arising under this agreement shall expire in respect of each Development on the sooner of a) the conclusion of the Further Assignation Agreement in respect of such Development or b) failure by the Assignee to exercise the Option in respect of a Development pursuant to Clause 2.4, (c) notification by the Assignee that it irrevocably waives the Option in respect of a Development or (d) if Sight Science is deemed to have irrevocably waived its right to the Option in respect of such Development pursuant to Clause 3.9.

2.6

The University further undertakes that it will ensure that it has suitable contracts with its staff to transfer ownership of the Intellectual Property Rights which relate to any Developments pursuant to the terms of this Option Agreement.

2.7

For the avoidance of doubt, the Parties may enter into as many Further Assignation Agreements as may be required to give effect to the terms of this Option Agreement.

3.

VALUATION

3.1

In the event that Sight Science exercises an Option in relation to any Development, Sight Science and the University shall, within three Business Days of the date of such exercise enter into good faith negotiations with the  intention, acting reasonably, of agreeing the Purchase Price payable by Sight Science for such Development taking into account the potential market value such Development has, the other purchaser opportunities available to the University and the ability to protect the Intellectual Property Rights comprising such Developments.

3.2

In the event that Sight Science and the University are unable to reach agreement on the Purchase Price under Clause 3.1 within twenty-eight (28) Business Days of commencing the relevant negotiations, they shall agree on the appointment of an independent expert (“the Expert”) to determine the Purchase Price.

3.3

To appoint an Expert, Sight Science or the University may provide details, in writing, to the other Party of a suggested expert and the other Party will thereafter have ten (10) Business Days in which to accept the suggested expert as the Expert.

3.4

If Sight Science and the University (a) are unable to agree on the Expert within ten (10) Business Days of either notifying to the other a suggested expert in accordance with Clause 3.3, or (b) neither Party has suggested an expert pursuant to clause 3.3 within ten (10) Business Days of the expiry of the 28 Business Day period set out in clause 3.2, either Sight Science or the University shall be entitled to request the Institute of Chartered Accountants in Scotland to appoint an Expert of repute with experience in the commercialisation of technology similar to the relevant Development.

3.5

The Expert shall be appointed to determine the Purchase Price but no other matter. The Expert shall prepare a written decision and provide a copy of such to Sight Science and the University within a maximum of forty (40) Business Days of the matter being referred to him.

3.6

Sight Science and the University are entitled to make submissions relevant to the determination of the Purchase Price to the Expert and will provide such assistance and documents as the Expert reasonably requests for the purposes of reaching a decision.

3.7

Sight Science and the University shall, with reasonable promptness, supply the other Party with all information and give the other Party access to all documentation and personnel as the other Party reasonably requires to make a submission under Clause 3.6.

3.8

In the event of the Expert becoming unwilling or incapable of acting in his capacity as an Expert, or if he or she does not deliver the decision within the time indicated in Clause 3.5 then:

(a)

either Sight Science or the University may apply to the Institute of Chartered Accountants in Scotland to discharge the Expert and to appoint a replacement Expert with the requisite experience;

(b)

this Clause 3 applies in relation to the new Expert as if he were the first Expert to be appointed.

3.9

The Expert shall act as an expert and not as an arbiter. In the absence of manifest error or fraud, the Purchase Price determined by the Expert shall be binding on the University and shall be binding on Sight Science within ten (10) Business Days of the determination of the Purchase Price by the Expert unless Sight Science notifies the University in writing that it does not wish to proceed with such Option in which case Sight Science shall be deemed to have irrevocably waived the Option in respect of such Development under this Agreement.

3.10

Sight Science and the University shall bear its own costs in relation to the appointment of, and the determination by, the Expert. The Expert’s fees and any costs properly and reasonably incurred by him in arriving at his determination shall be borne by Sight Science and the University equally unless Sight Science waives the Option in respect of such Development pursuant to Clause 3.9, in which case the costs of the Expert shall be borne entirely by Sight Science.

3.11

All matters under this Clause 3 shall be conducted, and the Expert’s decision shall be written in, the English language.

4.

FURTHER ASSURANCE

Each Party shall perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution or delivery of) all further documents, required by law or which any other Party requests to give full effect to this Option Agreement.

5.

WAIVER

No failure or delay by any Party to exercise any right or remedy provided under this Option Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

6.

ENTIRE AGREEMENT

This Option Agreement, the Patent Assignation and the Secondment Agreement  constitute the whole agreement between the Parties in relation to its subject matter and supersedes all previous agreements between the Parties relating thereto.

7.

VARIATION

No variation of this Option Agreement shall be effective unless it is in writing and signed by each of the Parties (or their authorised representatives) affected by such variation.

8.

SEVERANCE

8.1

If any court or competent authority finds that any provision of this Option Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-

provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Option Agreement shall not be affected.

8.2

If any invalid, unenforceable or illegal provision of this Option Agreement would be valid, enforceable and legal if some part of it were deleted, the Parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties' original commercial intention.

9.

THIRD PARTY RIGHTS

The Parties acknowledge and agree that, it is not their intention that this Option Agreement shall give any person that is not a Party any entitlement to enforce any term of this Option Agreement or obtain any directly enforceable right hereunder by means of any rule of law, including the jus quaesitum tertio.

10.

NOTICES

10.1

Any notice or other communication required to be given under this Option Agreement shall be in writing and shall be delivered personally, or sent by pre-paid first-class post or recorded delivery or by commercial courier, to each Party required to receive the notice or communication as detailed within the designations at the commencement of this Option Agreement or as otherwise specified by the relevant Party by notice, in writing, to each other Party.

10.2

Any notice or other communication shall be deemed to have been duly received:

(a)

if delivered personally, when left at the address and for the contact referred to in this Clause 10;

(b)

if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second Business Day after posting; or

(c)

if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed; or

(d)

if sent by international post, on the sixth Business Day after posting.

10.3

A notice or other communication required to be given under this Agreement shall not be validly given if sent by e-mail.

10.4

The provisions of this Clause 10 shall not apply to the service of any proceedings or other documents in any legal action.

11.

GOVERNING LAW AND JURISDICTION

11.1

This Option Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of Scotland.

11.2

The Parties irrevocably agree that the courts of Scotland have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Option Agreement or its subject matter or formation (including non-contractual disputes or claims).

12.

ASSIGNATION

12.1

This Option Agreement is personal to the University . The University shall not, and shall not purport to, assign, transfer or in any way deal with any of its rights or obligations hereunder, without the prior written consent of Sight Science.

12.2

Sight Science may, after having given prior written notice to the other Parties, assign and transfer all of its rights and obligations under this Option Agreement to any party to which it transfers that part of its business to which this Agreement relates, provided that the assignee undertakes in writing to the other Parties to be bound by the obligations of the Sight Science under this Option Agreement.

12.3

The Parties hereby acknowledge and agree that, in the event that Sight Science exercises its rights of assignation under and in accordance with Clause 12.2, from the effective date of such assignation, all references to Sight Science in the Further Assignation Agreement shall be deemed replaced with references to the assignee of its rights and obligations under this Option Agreement.

IN WITNESS whereof this Agreement consisting of this and the preceding eight (8) pages is executed as follows:

They are subscribed for and on behalf of
THE UNIVERSITY COURT OF THE UNIVERSITY OF ABERDEEN
At
on the day of
Two Thousand and

____________________ Authorised Signatory

before this witness:-

____________________ Witness

____________________ Full Name

____________________ Address

____________________

They are subscribed for and on behalf of
SIGHT SCIENCE LIMITED
At
on the day of
Two Thousand and
By Director

____________________ Director

before this witness:-

____________________ Witness

____________________ Full Name

____________________ Address

____________________

THIS IS THE SCHEDULE TO THE OPTION AGREEMENT BETWEEN

THE UNIVERSITY COURT OF THE UNIVERSITY OF ABERDEEN

AND SIGHT SCIENCE LIMITED

ASSIGNATION AGREEMENT

between

THE UNIVERSITY COURT OF THE UNIVERSITY OF ABERDEEN, a charity formed under the laws of Scotland, registered number SC013683 whose registered address is at the University Office, King’s College, Regent Walk, Aberdeen, AB24 3FX, a registered Scottish charity in terms of Section 13(2) of the Charities and Trustee Investment (Scotland) Act 2005, Charity Number SC013683, Charity Name “University of Aberdeen” (the “Assignor”);

and

SIGHT SCIENCE LIMITED, a company incorporated and registered in Scotland with company number SC311950 whose registered office is at William Guild Building, Kings College, University of Aberdeen, Regent Walk, Aberdeen, AB24 3FX, and its successors-in-interest (the “Assignee”).

BACKGROUND

(A)

The Assignor is the proprietor of the Development (as defined below).

(B)

The Assignor has agreed to assign the Development to the Assignee pursuant to this Agreement and the Assignee is willing to accept such assignation and it is agreed that the said transfer of the Development under this Agreement is subject to the terms contained herein.

AGREED TERMS

1.

INTERPRETATION

1.1

In this Agreement, unless explicitly declared otherwise, the following terms and phrases shall have the meanings set out next to them:

“Agreement”	means this Assignation Agreement;
“Completion Date”	means the last date of signature of this Agreement;
“Development”	means the Intellectual Property Rights comprising the Development detailed in the Schedule;
"Intellectual Property Rights"

means all patents, utility rights, petty patents, registered designs, registered trade marks and applications and the right to apply for any of the foregoing and, in respect of any and each patent, the right to any division or divisional, continuations, continuations in part, extensions, reissues, re-examined patents and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing, copyright, design rights, topography rights, database rights, brands, trade marks, rights in the nature of copyright, know-how, rights in proprietary and confidential information, rights in inventions and all other industrial, commercial and intellectual property rights and all other rights or forms of protection having equivalent or similar effect to any of the foregoing arising anywhere in the world;

"Option Agreement"	means the option agreement between the Assignor and Assignee dated of even date herewith;
"Secondment Agreement"	means the Agreement between the Assignor and Novavision, Inc. dated of even date herewith in respect of the services of the provision of the services of Professor Sahraie to the Assignee;
“Technical Information”

means the information which is relied upon to develop or embodied in the Development as that term is defined above and information relating to the assessment and/or rehabilitation of visual field defects caused by neurological disorders (including, for example, brain injury, stroke or TBI) through computer-based training and assessment programmes.

1.2

In this Agreement unless otherwise expressly stated:

(a)

references to Clauses are to the clauses of this Agreement;

(b)

references to the Schedule are to the schedule to this Agreement which forms part of, and shall be construed as incorporated in this Agreement;

(c)

references to a Party or the Parties are to a party or the parties to this Agreement;

(d)

Clause headings do not affect the interpretation of this Agreement;

(e)

words in the singular include the plural and in the plural include the singular;

(f)

references to “including” and “includes” shall be deemed to mean respectively “including without limitation” and “includes without limitation.

2.

Grant of Rights

The Assignor hereby assigns to the Assignee absolutely all its right, title and interest in and to the Development and the Assignor hereby undertakes and agrees that the assignation effected under this Agreement includes, without limitation, the assignation of the following to the Assignee:

(a)

the right to recover and take all such proceedings as may be necessary for the recovery of damages or otherwise in respect of all infringements of the Development and/ or any part thereof, whether committed before or after the date of this Agreement;

(b)

the right to any patent(s) granted pursuant to any of the application(s) comprised in the Development, for the full term of such patent(s);

(c)

the right to apply for, prosecute and obtain patent or similar protection in the UK and all other countries of the world for any invention embodied by any of the application(s) comprised in the Development;

(d)

in respect of any and each application in the Development:

(i)

the right to claim priority from and to prosecute and obtain grant of patent; and

(ii)

the right to file additional applications based thereon and to prosecute and obtain grant of patent on each and any such additional application.

3.

Warranties

The Assignor hereby warrants that at the date of this Agreement:

(a)

it is the sole legal and beneficial owner of the Development and it is properly registered as the applicant or proprietor;

(b)

all application fees due before or as of the date hereof, in respect of the Development, have been paid;

(c)

it has not assigned or licensed the Development;

(d)

the Development is free from any security interest, option, mortgage, charge or lien;

(e)

it is unaware of, or where it is aware of it has disclosed the details of, any infringement or likely infringement of, or any challenge or likely challenge to the validity of, any of the Development or of anything that might render the Development invalid or subject to a compulsory licence order or prevent any application in the Development proceeding to grant.

4.

Licence Back/Confidentiality

4.1

Subject always to the Assignor’s compliance with Clause 4.2, the Assignee hereby grants to the Assignor with effect from the Completion Date a non-exclusive royalty-free perpetual licence to enable the Assignor and the inventor(s) of the Development to retain the right to use the Technical Information for non-commercial research and education purposes (which shall include research collaborations with other higher and further education institutions) only.

4.2

The Assignor shall, at all times, maintain secret and confidential the Technical Information and shall use the Technical Information exclusively for the purposes specified in Clause 4.1.

4.3

The obligations of confidence in Clause 4.2 shall not extend to Technical Information which is:

(a)

already in the public domain or subsequently comes into the public domain other than by breach of this Agreement;

(b)

required to be disclosed by law;

(c)

received from a third party who has the right to disclose it; or

(d)

is the subject of specific written consent from the Assignee permitting disclosure.

5.

Further Assurance

5.1

The Assignor hereby covenants with the Assignee that the Assignor shall, at the expense of the Assignee, execute, sign and do all such instruments, applications, documents, acts and things as may reasonably be required by the Assignee to enable the Assignee or its nominee to enjoy the full benefit of the rights hereby assigned.

5.2

The Assignee hereby covenants with the Assignor that should the Assignee, its future assignees or its licensees fail to make commercially reasonable effort to exploit and continue to utilise the Development for a continuous period of twelve (12) months or more, the Assignor shall be entitled to request the re-assignation of the Development from their beneficial owner to the Assignor.  This provision shall form part of any future agreements the Assignee enters into in relation to the Development.

6.

Notices

6.1

A notice given under this Agreement:

(a)

shall be sent for the attention of the person, and to the address given in this Clause 6 (or such other person, address, fax number or e-mail address as the receiving Party may have notified to the other, such notice to take effect five (5) days from the notice being received); and

(b)

shall be:

(i)

delivered personally; or

(ii)

sent by pre-paid first-class post, recorded delivery or registered post; or

(iii)

(if the notice is to be served or posted outside the country from which it is sent) sent by registered airmail.

6.2

The addresses for service of notice are:

(a)

for the Assignor: FAO Dr E Rattray, Deputy Director, Research & Innovation, University Office, Regent Walk, Aberdeen, AB24 3FX;

(b)

for the Assignee: FAO David Cantor, Sight Science Limited, William Guild Building, Kings College, University of Aberdeen, Regent Walk, Aberdeen, AB24 3FX.

6.3

A notice is deemed to have been received:

(a)

if delivered personally, at the time of delivery; or

(b)

in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

(c)

in the case of registered airmail, five days from the date of posting; or

if deemed receipt under the previous paragraphs of this Clause 6.3 is not within business hours (meaning 9.00 am to 5.00 pm on a normal business day), when business next starts in the place of receipt.

7.4

To prove service, it is sufficient to prove, in the case of post, that the envelope containing the notice was properly addressed and posted.

7.

Entire Agreement

This Agreement together with the Option Agreement and the Secondment Agreement forms the entire understanding between the Parties in relation to the subject matter.  Nothing in this Agreement shall exclude or limit any Party's liability for any Misrepresentation made fraudulently.

8.

Third Party Rights

8.1

This Agreement is made for the benefit of the Parties and is not intended by the Parties to benefit, or be enforceable by, any other person.

8.2

The right of the Parties to terminate, rescind, or agree any amendment, variation, waiver or settlement under this Agreement is not subject to the consent of any person who is not a Party.

9.

Variation and Waiver

9.1

A variation of this Agreement shall be in writing and signed by or on behalf of both Parties.

9.2

A waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the Party to whom the waiver is addressed and the circumstances for which it is given.  No waiver shall be implied by taking or failing to take any other action.

9.3

Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

10.

Severance

10.1

If any provision (or part of a provision) of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

10.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

11.

Governing Law and Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the law of Scotland and the Parties hereby submit to the exclusive jurisdiction of the Scottish courts.

IN WITNESS whereof this Agreement consisting of this and the preceding six (6) pages and the Schedule is executed as follows:

Subscribed for and on behalf of the said

The University Court of the University of Aberdeen

by

……………………………………………………….

In the presence of:

Witness:

…………………………………………….

Name:

…………………………………………….

Address:

…………………………………………….

……………………………………………………….

at (City/Town)

……………………………………

On (date)

……………………………………

Subscribed for and on behalf of the said

Sight Science Limited

by                                   , Director

……………………………………………………….

Director

In the presence of:

Witness:

…………………………………………….

Name:

…………………………………………….

Address:

…………………………………………….

……………………………………………………….

at (City/Town)

……………………………………

On (date)

……………………………………

THIS IS THE SCHEDULE REFERRED TO IN THE FOREGOING PATENT AGREEMENT FROM THE UNIVERSITY COURT OF THE UNIVERSITY OF ABERDEEN TO SIGHT SCIENCE LIMITED

The Development

[•]